Exhibit 99.2

I am well aware of the reimbursement environment, after all, I believe we focused attention on it in our announcement three weeks ago. But, I cannot start this call without calling attention to the remarkable achievements and contributions made by the people of BioReference this year, which marks our 20th year of 20% Compound Annual Growth Rate in Revenue. Our leadership and innovation in genetics has never been more apparent with clinical applications and solutions that span the entire field into all relevant specialties. We planned and built our infrastructure to allow for regional expansion in Florida and California while the New York Region has now evolved into a Northeast/Mid-Atlantic Franchise. We introduced Laboratorio Buena Salud, a differentiating service, branded an entire operation under that franchise, creating opportunities and filling a void. Faced with changes in Payer relationships, we touched almost forty payer contracts that have given us, we believe, relationships with payers that are comparable to any other laboratory in the country.

Even though we believe there has been an industry-wide recalibration in reimbursement for laboratory testing from commercial payers that has led to lower earnings for us this year and reduced guidance for next year - a reduction which we believe has also been observed by many companies in our space - we believe the promise of genomic medicine and the potential of personalized, precision diagnostics has never been more apparent. We believe these are areas where we have lived at the cutting edge, standing at the precipice of fulfilling the promise of genomic medicine. We expect our investment in growth, science, informatics and infrastructure has well positioned us to take advantage of that promise.

We remain, now more than ever, a growth company, grounded in innovation. BioReference has contemplated, conceived and implemented not only new testing modalities that have led the market but we have also created franchises that are readily identified by specialist physicians around the country as the source and provider of these new innovative testing services.

In our call today, we will provide insight not only into what happened this past quarter but we will provide more guidance than usual about what we expect for the coming year.

The issues impacting the results of our operation this past year were relatively straightforward and based on two primary factors - increased expenses related to the integration of recent acquisitions and a change in the reimbursement environment.

We prepared for continued growth this year and those initiatives are all incredibly positive; we expect that they will prove essential as we face 2014. We believe that the expansion into Florida and California plus the tremendous opportunity of Inherited Cancers and the growth of other GeneDx testing puts us into a very strong position going forward.  Although we believe each of these represents a strong opportunity for growth, and, potentially for stronger growth than initially contemplated, their implementation did not materialize in sufficient time to have a positive impact on fiscal year 2013.

This second factor that impacted our results of operation in fiscal year 2013 was a change in the reimbursement environment, which we believe only came into focus toward the end of our fiscal year and which we believe has been experienced by others in our industry, as well. Over the past year we have negotiated modifications to contractual reimbursement rates, conditions of payment and / or eligibility with dozens of health plans representing a substantial numbers of lives nationwide.  Most of these changes became effective toward the end of FY13 and especially in Q4FY13. However the changes in the environment resulted not only from negotiations with certain payers, but also from what we have observed in the payment behavior of payers in general in determining what is being paid. The Affordable Care Act has affected clinical laboratories directly to a limited degree but the same ACA and other CMS initiatives have had a significant affect on the Payer community directly and that, in turn, has had a significant impact upon us and our sector.

Reporting results for this completed fourth quarter has been further complicated by the effect of Hurricane Sandy, which occurred in the same period a year ago, making straight year-over-year comparisons challenging, to say the least.

With so many moving parts, we believe our revenue increase of 17% before taking Hurricane Sandy into account could have been better than 20% over the fourth quarter of last year, based on prior reimbursement rates, and could have resulted in an additional 8-9cents earnings per share. The expenses related to integrating the Florida acquisitions and, to a lesser extent, our California acquisition, into our existing infrastructure, along with the significant investment into our Inherited Cancer initiative resulted in an approximately 7-cents/share charge.

We have previously reported that our analysis of the reimbursement of all of our non-genetic sequencing testing business indicated a decrease in overall reimbursement per patient of approximately 4%. As we get further into next year, that estimate may show some additional adjustment.  We are not sure at this time in which direction that overall reimbursement per patient will move because payer behavior takes time to evaluate. For us, however, revenue per patient may not be the best tool for evaluating growth because we grow faster in the higher reimbursed genetic tests than in routine testing.

When reporting the results of this past quarter and taking into account the changes in the reimbursement environment, we believe it is incumbent upon us to give you some guidelines for the future rather than trying to fit the current results into our previous financial parameters. That I will do a bit later in this call.

We believe the opportunities to grow our business have never been greater and, although there were some distractions because of payer changes this year, we enter 2014 with managed care contracting around the country that we believe is comparable to anyone in our industry.

We believe the opportunities in our regional market have never been better.  Our regional market has now been redefined. It can no longer be characterized as the New York super-region but as the Northeast/Mid-Atlantic region with strong ties to Maryland, Virginia, Pennsylvania, Connecticut and Rhode Island, all of which present greater opportunities for growth than we have seen in the past.  We believe our business model, based on service, support and innovation, places us at a competitive advantage within this Northeast/MidAtlantic region.

We have grown our company by offering one stop shopping to specialty physicians throughout the country and now with our ability to better deliver on that promise nationally, we believe we are well positioned for the future. This is an advantage that our GenPath Women’s Health group has and will continue to exploit this year.  We believe we have cutting edge, differentiating solutions for every diagnostic need required by an Obstetrician or a Gynecologist - whether it be related to child-bearing, infectious diseases and infections or Cancer.

The practice of oncology is evolving and merging into larger entities of all kinds, and we have developed the means to work with all of them regardless of size or nature. We are working closely with practitioners and hospital pathologists and our informatics and virtual pathology tools, like StormPath, are satisfying what we see as an unmet need in the market. We are fortunate to be bringing these services to some of the largest oncology practices in the country and we believe that this is a scalable, expandable business solution.

As I have mentioned in the past, there is a disconnect between the innovative, clinically relevant services our industry offers and the decreasing value placed on those services by the payer community.  However, this does not mean that physicians do not seek these new tests. We believe this is most evident in the field of Oncology.  As a physician, I recommend that every patient to whom I speak have his or her tumor evaluated for characteristics or mutations that make them candidates for drugs either currently offered or available in clinical trials for the future. The reimbursement by payers for these services may be unclear currently, but we believe that providing the most information in the most cost effective manner is the proper path in which to proceed as we continue our leadership in taking this route in collaboration with outstanding academic partners as we have for the past several years.

We believe the greatest opportunity in laboratory medicine is in the area of genetic testing. We introduced our Inherited Cancers program at the end of August and the greatest challenge we are currently facing is handling the high demand for our products, which we believe is a result of our exacting standards and high quality of service. Let me be clear, even though the ties between GeneDx and our GenPath services are very strong and the operations between our New Jersey and Maryland laboratories have never been more cohesive, GeneDx remains a purely genetics laboratory and its mission is one that we have wholeheartedly embraced.  From the moment we first conceived the value and promise of next generation sequencing almost a decade ago, of enabling physicians to ask the question of what gene is responsible for what is apparent clinically rather than specifying the gene to be sequenced, we have believed that these services must be provided by a genetics laboratory with trained professionals who, by virtue of their reputation and knowledge, differentiate us in the market.

As I have noted on other calls, this is not the forum to seek business. Investors don’t determine which laboratory will gain market share, physicians do and this is not the venue for those competitive discussions. I will state, however, that we have hired 25 marketing representatives just for Inherited Cancers and that we have an additional 170 sales representatives who only call on either Oncologists or Ob-Gyn’s.  While more of the Inherited Cancer testing will involve panels of genes rather than one or two just for breast cancer, we believe we were the first, and remain the most experienced, laboratory in the world offering Next Generation Sequencing. We believe our opportunities in this area over the next 12-18 months are outstanding.

As I mentioned before, this fourth quarter was a transitional quarter for us.  It represented a period when we had both an expansion of our infrastructure along with a decrease in reimbursements for many of our tests rendering a comparative process with other periods, especially ones affected by Hurricane Sandy, not particularly insightful.

However, there are comments about the quarter that I believe are pertinent.

Expenses did go up with regards to our Florida and California locations as a result of our integration process, and GeneDx, especially with regard to Inherited Cancers.  However, given the changes in reimbursements that we are beginning to understand, we have begun the process of a thorough evaluation of every line item and expense to seek reductions commensurate with this new environment. We need to adjust to this changing reimbursement landscape by intelligently and efficiently identifying areas where we can reduce expenses without affecting customer service and support or innovation.  We have already identified several such areas and have begun implementing such expense reductions.  These steps will take some time to produce improved results, but we anticipate gains progressively throughout 2014 as a result of these changes.  On the other hand, we are positively encouraged by the strong volumes we are seeing in all aspects of our business.  We are composed of several franchise marketing groups and each has shown opportunities for growth.  We believe the industry is and will remain under pressure, but in that pressure we see opportunity.  Based on a combination of all our initiatives, we look forward to the upcoming year. Growth alone will not be sufficient and infrastructure expansion excluding genetics and R&D to provide new testing will be curtailed.

Marketing expenses increased, reflecting the opportunities in genetics and, while expenses will be tightened, the number of people who work in the field will definitely not be cut.

SG&A expenses were higher; many of these expenses were already accounted for with the expansion of infrastructure in Florida, California and, of course, at GeneDx. There are some items here that we need to highlight. Over the past year - either due to acquisition or our own organic growth - we now have almost 675,000 square feet of laboratory or administrative space not including draw stations, an increase of almost 35% during the past year.

We also recognize that there will be increased legal fees over the coming year. There are two lawsuits that will take up the bulk of these expenses: one involving Horizon Blue Cross Blue Shield of New Jersey which we just filed yesterday and the other involving a patent issue with Myriad Genetics that has been ongoing for the past few months.

BioReference has been an in-network provider to Horizon’s PPO subscribers for more than 20 years.  Some of you may remember that we had some issues in 2007 when this relationship was terminated temporarily. The central claims in this lawsuit arise from our providing laboratory services since at least 2008 for members of Horizon’s NJ DIRECT plan; these subscribers received benefits under a program that Horizon has bid, promoted, and represented to be a PPO product for state, county, and municipal workers and teachers.  The lawsuit alleges that, despite these public representations Horizon has been improperly treating NJ DIRECT as a Managed Care program in its dealings with us, thereby costing BioReference more than $20,000,000 in unreimbursed services and depriving state beneficiaries of valuable rights and benefits to which they are entitled. I would like to note that we have not recognized revenue for the vast majority of the services at issue in this litigation and that this issue is one between us and Horizon Blue Cross Blue Shield of New Jersey and does not involve any other payer relationship.

The other litigation involves Myriad Genetics and our performance of certain tests for genes that put patients at risk for cancer. In this scenario, we are one of seven laboratories so far that have been named as defendants. We will aggressively defend our interests in this matter.

Bad Debt for the fourth quarter this year is slightly higher at 8.1% than from a year ago, when it was 6.9%, but we believe it is in line with the way it has been running throughout the year and is slightly down from the past two quarters.  The shifts in reimbursement, insurances and demographics have changed over the past year, but we anticipate that going forward Bad Debt should be in about the same range as it is in the current quarter.

DSO’s are higher this year. After six years of steady improvement, the changes in the overall reimbursement environment and, in particular, in molecular reimbursements, in the grandfather clause for Pathology services, and dozens of new contractual relationships as well as the end of a relatively efficient manner of paying claims under the Blue Card banner have all had their effect. We believe this change is reflective of challenges facing the entire industry.

In our experience, payment for molecular testing continues to lag for CMS, Medicaids and other Government programs like TriCare.  In addition, payments to us for genetic testing, as more of these tests are billed to commercial payers, are now taking longer with more claims being reviewed, often requiring additional clinical information.  This is, of course, possible but time consuming. Finally, the net effect of billing thirty Blues plans directly rather than only a handful means that a relatively efficient method of billing has been replaced by a time-consuming and sometimes inconsistent method for paying claims. Furthermore, there has been an inconsistent practice of paying laboratory claims directly to patients in many of the Blues plans around the country.

Within every Blue Cross Plan around the country there are multiple plans - some HMO’s, some Point of Service Plans, some, EPO, others are PPO.  In many cases they pay the patient directly, frequently at far greater amounts than we as a laboratory would ever expect to be paid.  This has required us to undergo the daunting task of billing the patients to send us money they have received from the payer. This is further complicated since we are typically not specifically notified by the payer when they pay the patient directly; we need to investigate these claims one by one, usually on-line, making a cumbersome process even more complicated. It is our expectation that as the plans become accustomed to working with more providers, both in and out of network, these delays will decrease.  However, for the current year, they have presented a substantial challenge to us and, we believe, all other laboratories. My sense, though it cannot be assured, is that these difficulties have bottomed out, although the first quarter, just because of its characteristics, has historically been problematic. It is my expectation that as we become more familiar with the payment behavior of all these new payers, we can start to make improvements as we have in the past.

Given the changes in Net Income and industry wide challenges in collections, it is not surprising that our Cash

Flow, while positive, was not as strong as last year. Nevertheless, cash flow from operations was over $17m and actual collections from all elements of our business appear to be stabilizing to a consistency that we expect will continue into the coming year.

Although it is not our practice to provide quarterly guidance, I want to comment on 2014 since there are a number of moving parts that need explanation. Our guidance is complicated by the combination of an increased infrastructure as well as the changing reimbursement environment. We have previously said that we expect to grow in net revenues, patient count and net income each by 10% in fiscal year 2014. We stand by that guidance, except to say that each will grow by at least 10%.  However how that plays out on a quarter-by-quarter basis will be somewhat different than we have seen in the past.

The first quarter will be the most challenging. In prior years, the first quarter has always been sensitive to increases in infrastructure expenses that build up over the year but are then confronted with rates that are lower than run rate revenues due to the end of year holidays.  In this case we are confronting higher than usual infrastructure expenses and lower than usual reimbursement levels.  In addition, our year-over-year comparisons between the first quarter of fiscal year 2014 and fiscal year 2013 will be against a very strong

2013 quarter despite the effect of Hurricane Sandy.  In addition, we do not expect to maximize the potential revenue impact of our Inherited Cancer initiative until later in the Fiscal Year. As a result, although we expect to see an increase in revenues and patient count in the first quarter of fiscal year 2014, we anticipate net income will lag compared to 2013 and we expect that it will be in the range of about half of the results from the comparable quarter, with equal relative increases in both Direct and SG&A costs. In the second quarter of fiscal 2014, we expect to continue our revenue growth and we also expect to approach our second quarter 2013 earnings on a comparative basis. By the third and fourth quarters we expect to show substantial improvement more clearly seen toward the end of year.

There are other issues we need to address. The cuts to Pathology codes that were proposed by CMS in July 2013 were not included in the new schedules released in November. As an industry and as a profession, we made our case that these changes would prove devastating to patients and I want to thank all those who assisted and all those who heard our arguments with an open mind.  Other proposed changes to the CLFS by CMS will be considered with a SGR fix in 2014 and, based on current information, we don’t expect those changes to have the same potential impact of the proposals forwarded earlier this year.

Our Board, with the approval of our primary lender, has authorized a two million-share buyback plan over the next two years. We believe that it is important for us to have this in place; however, over the next year we will determine the best use of cash.

My hope is that the decision by CMS is a harbinger of the future. It is incumbent upon clinical laboratories to be cost efficient but not at the expense of hurting or denying care. We are on the brink of great things, of really leveraging the technological advances to make genomics accessible and clinically relevant. We will make that case, lead the fight and challenge those who will stand in the way of innovation.

We are encouraged by the positive indicators we have seen; we are not the least bit intimidated by the recalibration of reimbursement revenues.  We have a track record of 20 years of 20 per cent compound annual growth in revenue and that was accomplished in the face of 18 years of declining reimbursement rates.  We have dealt with this trend in the past and we will make the appropriate adjustments to deal with it in the coming year and years.  Timing worked against us in Q4FY13, but we believe timing will work in our favor as FY 2014 progresses.

We have the resources, we have the acumen and we have the personnel to convert the frustration of Q4FY13 into the success of FY2014.